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                                                                    Exhibit 23.3

                          Independent Auditors' Consent

The Stockholders and Board of Directors
POSCO HULS Co., Ltd.:

We consent to incorporation by reference in the registration statement on Amendment No. 1 to Form S-3 of MEMC Electronic Materials, Inc. of our report dated January 10, 1998, relating to the balance sheets of POSCO HULS Co., Ltd. as of December 31, 1997 and 1996, and the related statements of earnings, appropriation (disposition) of retained earnings (deficit), and cash flows for the years ended December 31, 1997 and 1996, which report appears in the December 31, 1997 annual report on Form 10-K of MEMC Electronic Materials, Inc. and to the reference to our firm under the heading "Experts" in the registration statement.



/s/KPMG San Tong Corp.

Seoul, Korea
December 10, 1998